SHARE OPTION AGREEMENT

This Share Option Agreement (the “Agreement”) is entered into as of February 27, 2009 (the “Effective Date”), by and between (i) Noctua Fund LP (“Holder”) and (ii) Luis Leung (“LEUNG”).  Holder and LEUNG may be referred to individually as a “Party,” or collectively as the “Parties.”

RECITALS

LEUNG currently owns 2,250,617 shares (the “Stock”) of the issued and outstanding shares of AudioStocks, Inc., incorporated in the state of Delaware (“AudioStocks”).

The Stock is represented by AudioStocks common stock certificates (which are attached hereto in an endorsed form, prepared for transfer of ownership in accord with the terms herein, in the event there an exercise of the below discussed option) numbered ___________, ____________ and ___________ (the “Certificates”).

Holder desires to acquire the Stock.

TERMS

In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE ONE: GRANT OF AND CONSIDERATION FOR LEUNG OPTION

1.1           In exchange for and in consideration of $1,000, the receipt of which is hereby acknowledged, LEUNG shall grant the Holder the right to purchase (the “Option”), in whole or in part, the Stock for a total purchase price of US $40,000 (the “Purchase Price”).

1.2           LEUNG shall not sell, transfer, encumber, or otherwise dispose of the Option Shares during the Option Term (defined below).  LEUNG shall endorse the Certificates (with a medallion signature guaranty) for transfer in the event the Option is exercised.

ARTICLE TWO: TERM, EXTENSION AND EXERCISING OF OPTION

2.1           Option Start Date.  The time during which Holder may execute its rights to acquire the Stock shall commence on the Effective Date.

2.2           Term of Option.

The Option will terminate on February 27, 2012 (the “Option Term”).

2.3           Exercise of Option/Instructions to the Transfer Agent.  Holder may deliver to LEUNG written notice of its election to exercise the Option at any time before the expiration of the Option Term.  Should the Option be exercised, this Agreement and this section of the Agreement shall serve as an irrevocable instruction to the transfer agent for AudioStocks to transfer and re-issue, in the name of the Holder or its designee, the Certificates which represent the Stock.

ARTICLE THREE:  MISCELLANEOUS

3.1           Notice.

All notices or other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given when delivered in person or transmitted by first class, registered or certified mail, postage prepaid, return receipt requested, or sent by prepaid overnight delivery services, or sent by facsimile transmission (with receipt of delivery confirmation), to the Parties at the following addresses (or at such other address as shall be specified by the Parties by like notice):

Holder:	LEUNG:

3.2           Entire Agreement.

This Agreement contains the entire understanding of the Parties in respect of its subject matters and supersedes all prior agreements and understandings (oral or written) between or among the Parties with respect to such subject matter.

3.3           Amendment; Waiver.

This Agreement may not be modified, amended, supplemented, canceled, or discharged, except by written instrument executed by all parties.  No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement will operate as a waiver, nor will any single or partial exercise of any right, power, or privilege hereunder preclude the exercise of any other right, power or privilege.  No waiver of any breach of any provision will be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor will any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement will be deemed to be an extension of the time for performance of any other obligations or any other acts.

3.4           Binding Effect; Assignment.

The rights and obligations of this Agreement will bind and inure to the benefit of the Parties and their respective successors and assigns. Nothing expressed or implied herein will be construed to give any other person any legal or equitable rights hereunder. The rights and obligations of Holder under this Agreement may not be assigned without the consent of LEUNG.

3.5           Interpretation.

The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

3.6           Applicable Law.

This Agreement is to be construed in accordance with and governed by the laws of the State of California, without giving effect to any choice-of-law rule that would cause the application of the laws of any jurisdiction other than the State of California to the rights and duties of the Parties.

3.8            Prevailing Party.

In the event that litigation arises between the Parties in connection with this Agreement and the transactions contemplated by this Agreement, the prevailing Party in such litigation will be entitled to recover from the other Party the reasonable attorney and paralegal fees and expenses incurred by such prevailing Party in connection with such litigation.

3.9           Counterparts.

This Agreement may be executed in any number of counterparts, each of which will be an original but all of which together will constitute one and the same instrument.

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first indicated above.

HOLDER: NOCTUA FUND LP ________________________________ By: Its:	LEUNG: LUIS LEUNG ________________________________ By: Its: